Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care and Capital Royalty Amend and Restate Term Loan Facility

SAN DIEGO, April 9, 2014 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM) and Capital Royalty Partners II, L.P. and its affiliate funds (“Capital Royalty”) today announced that they have amended and restated the term loan facility under which the Company borrowed $30 million in January 2013. This amendment extends the maturity date under the Company’s term loan facility from December 31, 2017 to March 31, 2020. Under the terms of the restated agreement, the interest rate was reduced from 14.0 percent to 11.5 percent, and the interest only payment period was extended through March 31, 2018. In addition, the Company has entered into a second loan agreement with Capital Royalty and Parallel Investment Opportunities Partners II L.P. that provides the Company with the option to access up to an additional $30 million on or before March 31, 2015 at the same interest rate and on the same key terms.

“We are committed to seeking cash flow management opportunities that will allow us to direct more funds towards scaling the business and improving operational efficiencies,” said Kim Blickenstaff, Tandem’s President and Chief Executive Officer. “Capital Royalty is a valued strategic financing partner and we are pleased with their ability to provide flexible solutions to support the needs of our rapidly growing business.”

“Tandem is an example of our focus on investing in innovation within healthcare,” said Charles Tate, Chairman and Founder of Capital Royalty L.P. “Tandem is building on the success of its first full year of commercialization and Capital Royalty is helping the Company continue this momentum.”

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with insulin-dependent diabetes. The Company manufactures and sells the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, and the first and only insulin pump with a high resolution, color touch screen. Tandem is based in San Diego, California.

About Capital Royalty L.P.

Capital Royalty L.P. is a market pioneer and innovator in healthcare investing focused on intellectual property investments in approved products through structures including royalty bonds, secured debt, revenue interests and traditional royalty monetizations. Capital Royalty works directly with leading healthcare companies, research institutions and inventors to provide customized solutions to meet their unique financing needs. The value of each investment is based on the future revenue of commercialized biopharmaceutical products and medical technologies. Capital Royalty is actively making investments through Capital Royalty Partners II, L.P., which has $805 million of committed capital.

The firm is headquartered in Houston, Texas with offices in Boulder, Colorado and New York City. For additional information, please visit www.capitalroyalty.com.

t:slim and Tandem Diabetes Care are registered trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslim, #tconnect and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the Company’s growth rate and future financing needs, whether the Company will draw some or all of the additional $30 million available under the loan agreements with Capital Royalty and the use of any such additional funds. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, additional funds may not be available under the loan agreement if the Company does not meet certain specified minimum revenue requirements or if the Company is not in compliance with other covenants under the terms of the applicable loan agreement, and the successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible delays in the Company’s product development programs; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority and other risks identified in the Company’s Annual Report on Form 10-K as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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Tandem Diabetes Care Contact:

Susan Morrison

Chief Administrative Officer

858-366-6880

smorrison@tandemdiabetes.com

Capital Royalty L.P. Media Contact:

Luke Duster

Managing Director

713-209-7350

lduster@capitalroyalty.com